UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

MGI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-10736	41-1364647
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437

(Address of principal executive offices)

Registrant’s telephone number, including area code: (952) 346-4700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into Material Definitive Agreements

On August 31, 2004, MGI PHARMA, Inc. (the “Company”) entered into a Common Stock Purchase Agreement, an Investor Rights Agreement and a License Agreement with SuperGen, Inc., a Delaware corporation. SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders.

Pursuant to the terms of the Common Stock Purchase Agreement, the Company will make a $40 million investment in SuperGen common stock at $10.00 per share. The agreement contains customary representations, warranties and covenants. The closing of the stock purchase is subject to customary closing conditions and regulatory approval under the Hart-Scott-Rodino Act of 1976. Under the Investor Rights Agreement SuperGen is obligated to register the resale of the SuperGen common stock purchased by the Company with the Securities and Exchange Commission, which registration is to be effective no later than the first anniversary after the closing date of the purchase.

Pursuant to the terms of the License Agreement, the Company will receive exclusive worldwide rights to the development, commercialization and distribution of DacogenTM for all indications. Dacogen is SuperGen’s investigational anti-cancer therapeutic which is currently in clinical trials for the treatment of patients with myelodysplastic syndrome (“MDS”). SuperGen will continue to pursue regulatory approvals of Dacogen for the treatment of MDS in the United States and Europe, with assistance from the Company, provided that all development of Dacogen will be transitioned from SuperGen to the Company no later than the end of 2005. The Company will assume full development responsibilities following the transition to the Company. The Company is required to fund further development costs associated with Dacogen, which will be at least $15 million over a three year period. The Company will pursue development of Dacogen for the treatment of acute myelogenous leukemia as well as for other indications. If specified regulatory and commercialization milestones are achieved, the Company will pay SuperGen up to $45 million based upon the achievement of such milestones. Subject to certain limitations, the Company will also pay SuperGen 50% of certain revenue payable to the Company as a result of the Company sublicensing rights to market, sell, and/or distribute Dacogen, to the extent such revenues are in excess of the milestone payments. In addition, SuperGen will receive a royalty starting at 20% and escalating to a maximum of 30% on annual worldwide net sales of licensed products.

The License Agreement will become effective upon the closing of the stock purchase.

There are no material relationships between the Company or its affiliates and any of the parties to these agreements, other than the agreements themselves.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 3, 2004	MGI PHARMA, Inc.

	By:	/s/ William C. Brown
William C. Brown
Executive Vice President and Chief Financial Officer

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